March 15, 2001



Berry Petroleum Company
P.O. Bin X
Taft, California 93268

Gentlemen:

     In connection with the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (the Annual Report) of Berry Petroleum Company (the Company), we hereby consent to (i) the use of and reference to (a) our report dated February 26, 2001, entitled "Appraisal Report as of December 31, 2000, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas, and Wyoming;
(b) our report dated February 16, 2000, entitled "Appraisal Report as of December 31, 1999, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas and Wyoming; and (c) our report dated February 16, 1999, entitled "Appraisal Report as of December 31, 1998, on Certain Property Interests owned by Berry Petroleum Company," which pertains to interests of the Company in certain oil and gas properties located in California, Louisiana, Nevada, Oklahoma, Texas and Wyoming; (collectively referred to as the "Reports"), under the caption "Oil and Gas Reserves" in items 1 and 2 of the Annual Report and under the caption "Supplemental Information About Oil and Gas Producing Activities (Unaudited) in item 8 of the Annual Report; and (ii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared the Reports under such items; provided, however, that since the cash-flow calculations in the Annual Report include estimated income taxes not included in the Reports, we are unable to verify the accuracy of the cash-flow values in the Annual Report.

                                    Very truly yours,



                                    DeGOLYER and MacNAUGHTON











                               Exhibit 23.2

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